May 3, 2016

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

A Stable Support System

On April 29th, the FHLBanks Office of Finance announced the Combined Operating Highlights for the Federal Home Loan Banks for the first quarter of 2016. After a very strong 2015, the System’s momentum has continued through the first three months of the year. The System posted net income of $825 million, and all 11 Home Loan Banks were profitable for the quarter. After a year in which advances grew by 11 percent – the third straight year of double-digit advances growth – Systemwide advances slightly decreased in the first quarter, but closed at a very solid $618.1 billion. The System’s performance in the first quarter is a reflection of the stable support system it provides for its more than 7,300 members. Our regional framework is such that each Home Loan Bank and its members share a local connection to the communities they serve, and the continued strong performance of the Federal Home Loan Bank System ensures that local lenders across the country have a reliable partner who shares their commitment to those communities.

FHLBNY Announces First Quarter Operating Highlights

We share a commitment to the communities of our District with our 327 members. We are also committed to meeting the needs of those members. This focus on serving our members drives our strategy, and is reflected in our performance. On April 27th, we announced our own Operating Highlights for the first quarter of 2016. Your cooperative posted strong results for the first three months of the year, with $83.4 million in net income for the quarter and advances of $89.5 billion at quarter-end.

AHP Grant Application Window to Open in Late May

The better our results, the more assistance we are able to provide to our non-profit housing partners. This is because our Affordable Housing Program (“AHP”) is funded with 10 percent of our annual earnings, as required by Congress. Our strong performance in 2015 will be reflected in the grant contributions we will be able to make in the 2016 AHP Round, which is expected to kick off on May 23rd when the grant applications become available on our website.

Last month, it was reported that, in the first quarter of 2016, the nation’s homeownership rate declined to 63.6 percent, the third-lowest level on record. This makes the housing initiatives that our members support through the AHP even more important. In addition to supporting homeownership projects, our AHP grants go to the creation or preservation of affordable rental housing. The continued success of the AHP – and the impact it has on households across our region – reflects the commitment we share with our members to the communities we all serve, and I thank our members for participating in the program.

Sincerely,

José R. González
President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.